CONTRACT OF EMPLOYMENT

This AGREEMENT between China Kangtai Cactus Bio-tech Inc. (hereinafter "company") and Hong Bu (hereinafter "employee") is entered into and shall commence on the 3rd day of June, 2010.

RECITALS

Whereas, the employee is willing to provide to the Company services identified in this Agreement; and Whereas, the Company is willing to engage the employee as its Chief Financial Officer, on the terms and conditions set forth herein.

TERM OF THE CONTRACT:   This contract is for a period of 5 years freely terminable on thirty days notice.

1. DUTIES AND OBLIGATIONS OF THE EMPLOYEE - The employee is hired to perform the following services for the company: (i) Projections and forecasts (ii) Due diligence related to mergers or acquisitions (iii) Assistance in tax efficient structuring of a sale or acquisition (iv) Budgeting (v) Loan packaging (vi) Technology needs analysis (vii) Screening candidates for accounting positions (viii) Tax planning – for the business and principals (ix) Assistance in lease vs. buy decisions (x) Selecting tax entities for new ventures (xi) Business valuations in contemplation of a sale or purchase (xii) Enterprise zone consulting (xiii) Fraud investigations (xiv) Retirement plan consulting. The employee is devoting his full time to his duties. The employee is not to "moonlight " for any other employer in the "industry".

2. DUTIES AND OBLIGATIONS OF THE COMPANY:   The company is to provide a sufficient amount of standard quality assignments to occupy the full time of the employee or to provide the employee with sixty (60) days notice that said assignments will not be provided. The company is to provide adequate workspace and the necessary materials to complete each assignment.

3. COMPENSATION OF THE EMPLOYEE:   The employee shall be paid 4,000 RMB, payable once per month on the 25th day of each month. The employee will have a total of six personal days during the first twelve months of employment. The employee will have five paid vacation days during the first thirteen months of employment, usable only during the thirteenth month of employment.

4. AMENDMENT OF THE CONTRACT:     This agreement may be terminated at any time by the parties written agreement or by expiration of its term.     We agree that from time to time an amendment of this agreement may be desirable and we therefore agree that said amendment may be accomplished by written amendment only.

5. GENERAL PROVISIONS:

5.1.0     Survival of Agreement.     This agreement will survive any but the following events which cause its automatic termination:

a.     death of the employee

b.     Bankruptcy liquidation of the Company

c.     Company ceases to conduct business

5.1.1     Legal Representation     Each party acknowledges that they have had their separate counsel review this agreement or they have knowingly and voluntarily waived the right to have counsel review this agreement.

5.1.2     Attorneys' Fees.     In the event that a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights or in preparing to enforce, or in enforcing, such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

5.1.3     Complete Agreement of the Parties.     This is the complete agreement of the parties and it supersedes any agreement that has been made prior to this agreement.

5.1.4    Assignment.     This Agreement is of a personal nature and may not be assigned.

5.1.5     Binding.     This Agreement shall be binding both of the parties hereto.

5.1.6     Governing Law.     The parties hereby expressly acknowledge and agree that this Agreement is entered into in the City of Harbin and, to the extent permitted by law, this Agreement shall be construed, and enforced in accordance with the laws of the People’s Republic of China.

5.1.7     Unenforceable Terms.     Any provision hereof prohibited or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement.     To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

5.1.8    Execution In Counterparts.     This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

5.1.9     Further Assurance.     From time to time each party shall execute and deliver such further instruments and shall take such other action as any other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

5.1.10    Incorporation By Reference.     All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

5.1.11     Cross-References.     All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions in this Agreement, and shall not be deemed to be references to any overall transaction or to any other agreements or documents.

5.1.12     Miscellaneous Provisions.     The various headings and numbers herein and the grouping of provisions of this Agreement into separate divisions are for the purpose of convenience only and shall not be considered a part hereof.     The language in all parts of this Agreement shall in all cases be construed in accordance to its fair meaning as if prepared by all parties to the Agreement and not strictly for or against any of the parties.

Date: June 3, 2010		Date: June 3, 2010

By:	Jinjiang Wang	By:	Hong Bu
Representative of the Company		The employee